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                                                                   EXHIBIT 99.1


AKORN, INC. ANNOUNCES FINANCING AGREEMENT WITH A BIOTECHNOLOGY COMPANY TO COMPLETE LYOPHILIZATION FACILITY


BUFFALO GROVE, IL, DECEMBER 21, 2001 -- AKORN, INC. (NASDAQ: AKRN) today announced that it had arranged financing to complete its state of the art lyophilization facility located in Decatur, Illinois. The financing is being provided by NeoPharm, Inc. (Nasdaq: NEOL), which has promising Neolipid products in Phase I, II, and III clinical trials that require lyophilization. Akorn initiated this project in 1999, but suspended further efforts until satisfactory financing arrangements had been made.

Under terms of the financing, Akorn will receive $3.25 million from NeoPharm, structured as a five-year loan. The principal and accrued interest is due and payable at the end of the five-year term. In return for the financing, NeoPharm will receive priority for 15% of the production capacity of the new lyophilization facility. Akorn anticipates that the facility will be completed and validated by the end of the third quarter of 2002. Dr. John N. Kapoor, Akorn's chairman and interim chief executive officer is also chairman of NeoPharm and holds substantial stock positions in both companies.

Many biotechnology products require lyophilization, which is the process of freeze drying sterile solutions to permit a shelf stable dosage form. Due to the expanding development and commercial pipeline in the biotechnology industry, a shortage of capacity has occurred. Since Akorn launched this development project, the Company has received a significant number of inquiries by major pharmaceutical and biotechnology companies regarding availability of lyophilization capacity. In addition, Akorn currently has substantial operations in contract manufacturing of liquid products for major pharmaceutical and biotechnology companies. The addition of lyophilization capacity will complement and further strengthen the contract manufacturing business segment of Akorn.

Tony Pera, Akorn's president and chief operating officer stated, "We are extremely excited to have structured this agreement with NeoPharm. This allows Akorn to complete the lyophilization project and to establish a key customer relationship. It will provide new and highly valuable production capacity for Akorn and is an important component of our future growth."


ABOUT AKORN, INC.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals, and markets and distributes an extensive line of pharmaceuticals and ophthalmic surgical supplies and related products.


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The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such statements, including, but not limited to, the timing of acquiring and developing new products, of bringing them on line and deriving revenues and profits from them, as well as the effects of those revenues and profits on the Company's margin and financial position are uncertain because many of the factor affecting the timing of those items are beyond the Company's control. Such statements are based on management's current expectations, but actual results may differ materially due to various factors including risks and uncertainties mentioned or referred to in this press release or in the filings the Company makes with the Securities and Exchange Commission including it annual reports on Form 10-K and its quarterly reports on Form 10-Q.